Rule 424 (b)(3)
                                                      Registration No. 333-82305
                                                   Registration No. 333-82305-01

Prospectus Supplement dated February 23, 2000
(To Prospectus Dated October 14, 1999, as supplemented on October 28, November 12, 1999 and February 18, 2000)

                              CompleTel Europe N.V.
                       14% Senior Discount Notes due 2009

                COMPLETEL EUROPE FILES REGISTRATION STATEMENT FOR
                             INITIAL PUBLIC OFFERING

On February 22, 2000, CompleTel Europe N.V. announced that it has filed with the U.S. Securities and Exchange Commission a registration statement on Form F-1 registering for the initial public offering of $400.0 million of its ordinary shares.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Company's announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


February 23, 2000